MGI PROPERTIES
                                     By-Law
                    Adopted on December 18, 1997 Pursuant to
                 ss.10.7 of the Declaration of Trust, as Amended

                                    Article I

                            Meetings of Shareholders

     Section 1. Annual Meetings. The annual meeting of shareholders of the Trust shall be held annually in the City of Boston, at such place and at such hour as the Board of Trustees may fix, on a day, time and place designated by the Board of Trustees, for the election of directors and for the transaction of such other business as may properly come before the meeting.

     At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Trustees, otherwise properly brought before the meeting by or at the direction of the Board of Trustees, or otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the Trust. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Trust, not less than 61 days nor more than 80 days prior to the meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date which is less than 330 days from the date of the previous annual meeting, in order for notice by the shareholder to be timely it must be so received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed by the Trust. A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Trust which are beneficially owned by the shareholder, along with sufficient evidence of such beneficial ownership, and (iv) any material interest of the shareholder in such business.

     Notwithstanding anything in the by-laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 1 of Article I and the applicable rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, provided,


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however, that nothing in this Section 1 of Article I shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting in accordance with said procedure.

     The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article I, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     Notwithstanding any other provision hereof, this provision or any other provision of these by-laws may be amended or altered only when and as authorized and approved by the affirmative vote of not less than two-thirds of the whole Board of Trustees, as that term is defined in Section 13.1 of the Declaration of Trust, as amended, at a meeting duly called and held and as thereafter authorized or approved, at any meeting of shareholders called for the purpose, by the affirmative vote of the holders of shares representing not less than 80% of the total number of votes authorized to be cast by the shares of all classes then outstanding and entitled to vote thereon.

     In the event that this provision is found to conflict with the terms of the Declaration of Trust, as amended, then in such case the Declaration of Trust shall control.



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



                                   Article II

            Nominations of Trustees at Annual Meeting of Shareholders

     Subject to Sections 10.2, 10.3 and 10.4 of the Declaration of Trust, as amended, and in addition to any other applicable requirements, upon the expiration of the term of a Trustee, or in the case that the term of office of a Trustee shall terminate and a vacancy shall occur in the event of the death, resignation, bankruptcy, adjudicated incompetence or other incapacity to exercise the duties of the office, or removal of a Trustee, in order for a nomination for a new Trustee to be properly brought before an annual meeting of shareholders to elect a new Trustee, the nominating shareholder must have given timely notice of such nomination in writing to the secretary of the Trust. To be timely, a shareholder's notice of such nomination must be delivered to or mailed and received at the principal executive offices of the Trust, not less than 61 days nor more than 80 days prior to the meeting at which the election is to be held; provided, however, that in the event the meeting is scheduled to be held on a date which is less than 330 days from the date of the previous annual meeting, in order for notice of such nomination by the shareholder to be timely it must be so received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed by the Trust. A shareholder's notice to the secretary shall set forth (i) the names(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder
(a) is a holder of record of stock of the Trust entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect of hereafter modified, had the nominee been nominated by the Board of Trustees; and (v) the consent of each nominee to serve as a Trustee of the Trust if so elected. The Trust may require any proposed nominee to furnish such other information as may reasonably be required by the Trust to determine the qualifications of such person to serve as Trustee.

     Notwithstanding anything in the by-laws to the contrary, nominations of Trustees by shareholders shall also be subject to the applicable rules and regulations of the Securities and Exchange Commission, including but not limited to Rules 14a-8(c)(8) and 14a- 11, all of which shall be complied with by the nominating



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shareholder. No nominations of Trustees by shareholders shall be accepted except those nominations made in accordance with the procedures set forth in this
Article II.

     The chairman of a meeting at which new Trustees are to be appointed shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly made in accordance with the provisions of this Section 1 of Article II, and if he should so determine, he shall so declare to the meeting and any such nomination not properly made shall not be made or voted upon.

     Notwithstanding any other provision hereof, this provision or any other provision of these by-laws may be amended or altered only when and as authorized and approved by the affirmative vote of not less than two-thirds of the whole Board of Trustees, as that term is defined in Section 13.1 of the Declaration of Trust, as amended, at a meeting duly called and held and as thereafter authorized or approved, at any meeting of shareholders called for the purpose, by the affirmative vote of the holders of shares representing not less than 80% of the total number of votes authorized to be cast by the shares of all classes then outstanding and entitled to vote thereon.

     In the event that this provision is found to conflict with the terms of the Declaration of Trust, as amended then in such case the Declaration of Trust shall control.



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